                                                                    EXHIBIT 10.2

                    EMPLOYMENT AND NON-INTERFERENCE AGREEMENT

      This Employment and Non-Interference Agreement, dated as of April 13, 1999 (this "Agreement"), is by and between George Bellino (the "Executive") and Allied Fashion, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

      WHEREAS, the Company wishes to obtain the future services of the Executive for the Company;

      WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder;

      WHEREAS, the Company wishes to secure the Executive's non-interference, upon the terms and conditions herein set forth; and

      WHEREAS, defined terms not defined herein shall have the respective meanings set forth on Schedule 1 attached hereto;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Nature of Employment

      The Company hereby employs Executive, and Executive agrees to accept such employment, as Chief Executive Officer and President of the Company.

      2. Extent of Employment

      The Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Board of Directors of the Company (the "Board of Directors"). The Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder, consistent with past practices and norms in similar positions and shall abide by the rules, customs and usages from time to time established by the Company. Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, "Regulations").

      3. Compensation During the Term of Employment, the Company shall pay compensation to Executive as follows:

      (a) As base compensation for his services hereunder, in [bi-monthly] installments, an annual base salary of $190,000. The Board of Directors shall annually, and in its sole discretion, determine whether the base salary should be increased and, if so, the amount of such increase.

      (b) The Executive is eligible to participate in the Company's Cash Incentive Plan, and to earn a bonus, subject to further deliberation by the Board of Directors, as set forth on Exhibit A hereto, and to be paid at the time of the first meeting of the Board of Directors following receipt of audited annual financial statements of the Company. Payment of the bonus is conditioned upon the Executive being employed by the Company during the relevant performance period and on the date which the bonus is paid.

      (c) The Company shall provide the Executive with an appropriate Company car in accordance with its current and future usual and customary policies and practices. The Company shall lease the car under the same terms and conditions currently in place, and bear all expenses associated with it, except any associated personal income tax liability of the Executive, and the cost of fuel for the Executive's personal use of the car. The Company shall maintain adequate liability insurance coverage related to the use and operation of the vehicle and the Executive shall be named as additional insured on such policy.

      4. Term of Employment

      The "Term of Employment" shall commence on the date hereof and shall continue for a term of two years; provided that, (i) such term shall continue for the twelve month period following such two year period, and for each twelve month period thereafter, unless at least 90 days prior to the scheduled expiration date, either the Executive or the Company notifies the other of its decision not to continue such term and (ii) should the Executive's employment by the Company be earlier terminated pursuant to Section 5, or by the Executive pursuant to Section 5, the Term of Employment shall end on the date of such earlier termination.

      5. Termination

      (a) Subject to the Company's obligations to make the payments contemplated by Section 5(b)(i), the Term of Employment may be terminated at any time:

            (i)   upon the death of Executive ("Death");

            (ii) in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, as certified by a mutually agreeable competent medical physician, his material duties hereunder for 180 days in any continuous 210 day period ("Disability");

            (iii) by the Company for Cause;

            (iv) by the Company for any other reason or no reason ("No Reason") and the Company shall not be required to specify a reason for the termination, such that this Agreement shall be construed as terminable at will by the Company;

            (v) by the Executive voluntarily or for any reason or no reason, in each case, after 90 days' prior written notice to the Company and the Board of Directors ("Resignation"); or

            (vi)  by the Executive for Reason

      Executive acknowledges that no representations or promises have been made in connection with this Agreement or any other arrangement, plan or agreement between the Executive and the Company concerning the grounds for termination or the future operation of the Company's business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Cause.

      (b) If Executive's employment is terminated for any reason whatsoever, then Executive shall be entitled to (1) accrued and unpaid base salary and benefits (including sick pay, vacation pay and benefits under Section 7 with respect to the period prior to termination, (2) reimbursement for expenses under
Section 6 with respect to such period, and (3) any other benefits (including COBRA) required by law to be provided after termination of employment under the circumstances. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan following the date of the termination of the Term of Employment. In the event Executive's employment is terminated:

            (i) for Death, Disability, by the Company for No Reason or by Executive for Reason, the Company will also pay to Executive (or his estate or representative) termination benefits equal to twelve (12) months of his base salary in effect immediately prior to the event that gave rise to such termination. Such payment shall be made over a period of twelve
      (12) months, provided, however, that to the extent the Executive shall receive compensation or benefits from any other employment during the twelve (12) months following such termination, the payments to be made by the Company under the provisions of this Section 5(b)(i) shall be correspondingly reduced; and

            (ii) for Cause or Resignation, there will be no additional amounts owing by the Company to Executive under this Agreement from and after such termination.

      (c) In the Event of termination of employment by Executive, such termination shall be for "Reason" if it is due to a failure by the Company to satisfy any of its obligations under this Agreement, or due to a material reduction in Executive's duties or change in Executive's Title by the Company without Executive's consent, which shall not be unreasonably withheld. In no event shall the foregoing provisions be deemed to restrict, limit or prevent the Company from recruiting, retaining or employing any person to hold any executive office of the Company or any other position with the Company.

      (d) Termination of the Term of Employment will not terminate any provisions not associated specifically with the Term of Employment.

      (e) In the event of termination, the Company shall have no further obligations to the Executive under any option plan, long-term incentive plan, share subscription or similar plan or arrangement, except to the extent specifically provided in the documentation governing such plan or arrangement; provided, however, that for a period of twelve (12) months following the termination of the Term of Employment for any of the reasons set forth in
Section 5(b)(i), the Executive may continue to participate in the Company's retirement plan and other benefit plans in which the Executive was a participant immediately prior to termination.

      6. Reimbursement of Expenses

      During the Term of Employment, the Company shall reimburse Executive for reasonably documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the rules, customs and usages promulgated by the Company from time to time in effect. In addition, the Company shall reimburse Executive for reasonable attorney's fees incurred by Executive in connection with the negotiation and execution of this Agreement, and all other documents contemplated hereby or in connection herewith up to a maximum of $5,000.

      7. Benefits

      The Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), vacation policy, 401(k), plan and pension plan of the Company, each as determined, from time to time, by the Board of Directors. The Executive shall be entitled to four weeks paid vacation in each twelve month period subject to the reasonable requirements of the Company as to the timing of the taking of such vacation.

      8. Confidential Information

      During and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business and (ii) in good faith by the Executive in connection with the performance of his duties hereunder. Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in the Executive's normal course of employment by the Company. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Executive agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Company (and not to Executive). Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

      9. Non-interference

      Executive acknowledges that services to be provided give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of twelve (12) months thereafter, Executive will not, without the express written approval of the Board of Directors, anywhere in the Market, directly or indirectly, in one or a series of transactions, or enter into any agreement to, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, agent, representative or other participant, in any business which competes with the Business in the Market; provided, however, that Executive may, anywhere in the Market, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly. The scope and term of this Section 9 would not preclude Executive from earning a living with an entity that does not compete with the Business in the Market. Notwithstanding the foregoing provisions, this Section 9 shall be of no force or effect in the event that Executive's employment is terminated under Section 5(a)(iv) or Section 5(a)(vi).

      10. Non-Solicitation

      During the Term of Employment and for a period of twelve (12) months thereafter, Executive will not, and will not cause another commercial or business enterprise to, without the express prior written approval of the Board of Directors, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company Group or had a business relationship with the Company Group to discontinue, reduce or modify such employment, agency or business relationship.

      11. Non-Disparagement

      During and after the Term of Employment, the Executive agrees that he shall not make any false, defamatory or disparaging statements about the Company, its subsidiaries and affiliates, or the officers or directors of the Company and its subsidiaries and affiliates. During and after the Term of Employment, neither the Company nor any of its subsidiaries or affiliates shall make any false, defamatory or disparaging statements about the Executive.

      12. Defense of Claims

      The Executive agrees that, from the date hereof, and continuing for a reasonable period after termination of the Term of Employment, the Executive will cooperate with the Company in defense of any claims that may be made against the Company provided same does not interfere with the Executive's then current employment. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such cooperation, including travel expenses and the fees and expenses of the Executive's legal counsel.

      13. Definitions

      "Business" means any business conducted, or engaged in, by the Company prior to the date hereof or at any time during the Term of Employment.

      "Cause" means any of the following:

            (i) Executive's conviction of, or plea of guilty or nolo contendere to, a serious felony or a crime involving embezzlement, conversion of property or moral turpitude;

            (ii) Executive's commission of fraud, embezzlement or conversion of property, as reasonably determined by the Board of Directors based upon credible evidence;

            (iii) Executive's conviction of, or plea of guilty or nolo contendere to, or an administrative or judicial determination that the Executive committed a crime, fraud or any other material violation of law involving the acquisition, use or expenditure of federal, state or local government funds;

            (iv) a finding by majority of the Board of Directors of Executive's knowing breach of any of his fiduciary duties to the Company or the Company's stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; provided, that the Executive has been given notice and 30 days from such notice fails to cure the breach, misrepresentation or omission;

            (v) Executive's willful and continual neglect or failure (other than by reason of death or Disability) to discharge his material duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any company in the Company Group; provided, that the Executive has been given notice and 30 days from such notice fails to cure the neglect or failure;

            (vi) Executive's alcohol or substance abuse, which materially interferes with Executive's ability to discharge his duties, responsibilities and obligations prescribed by this Agreement; provided, that Executive has been given notice and 30 days from such notice fails to cure such abuse;

            (vii) Executive's material violation, with the actual knowledge of Executive, of any non-competition, confidentiality or similar agreement with the Company, including without limitation, those set forth in Sections 8 through 12 of this Agreement, or any other similar agreements with the Company;

            (viii) any material violation, with the actual knowledge of Executive, of any obligations imposed upon Executive, personally, as opposed to upon the Company, whether as a stockholder or otherwise, under this Agreement, the Certificate of Incorporation of the Company provided, that Executive has been given notice and 30 days from such notice fails to cure such violation; or

            (ix) Executive's personal (as opposed to the Company's) material and knowing failure, to observe or comply with Regulations whether as an officer, stockholder or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company's ongoing business, operations, conditions, other business relationships or properties;

      provided, that Executive has been given notice and 30 days from such notice fails to cure the failure.

      "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder.

      "knowing" and "knowledge" means actual knowledge without any duty of investigation.

      "Market" means any State where the Business was conducted by or engaged in by the Company prior to the date hereof or is conducted or engaged in by the Company at any time during the Term of Employment.

      14. Notice

      Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, sent by certified or registered mail, return receipt requested, sent by overnight courier or sent by facsimile transmission (with confirmation and a copy sent by mail within one day) as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

      If to Executive:        George Bellino
                          __________________________
                          __________________________

      If to the Company:  __________________________
                          __________________________
                          __________________________
                          Attention:________________
                          Facsimile No.:____________
      with a copy to:     Hampshire Equity Partners
                          520 Madison Avenue
                          New York, New York 10022
                          Attention: Olivier L. Trouveroy
                          Facsimile No.: (212) 750-2970

Any such notices shall be deemed to be given on the date personally delivered or sent by facsimile transmission or such return receipt is issued or the day after if sent by overnight courier.

      15. Executive's Representations

      Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

      16. Company's Obligation: Taxes

      Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Company's members, stockholders, directors, officers or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof. Any amounts payable to the Executive pursuant to this Agreement shall be subject to withholding and any other applicable taxes

      17. Severability

      Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of this Agreement is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form, shall then be enforceable.

      18. Right to Withhold Payments

      Upon the determination of a majority of the Board of Directors that the Executive has breached his obligations in any material respect under Sections 8 through 12, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to the Executive under this Agreement. In the event a court of competent jurisdiction described in Section 21 shall ultimately determine that the Executive did not in any material respect commit a breach of any such sections, such withheld amounts shall thereupon be payable to Executive.

      19. Breach: Waiver of Breach: Specific Performance

      If either party breaches its obligations in connection with this Agreement, the non-breaching party shall be entitled to pursue all remedies available at law or in equity for such breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Company would be irreparably injured by a violation of Sections 8 through 12 of this Agreement, that the provisions of such sections are reasonable and that the Company could not adequately be compensated in monetary damages, in light of the sensitivity of the non-public information of the Company to which the Executive will be exposed and that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of such sections of this Agreement.

      20. Assignment: Third Parties

      Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other.

      21. Amendment: Entire Agreement

      This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to employment, compensation, incentive payments, termination or severance. The enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of the Executive's employment with the Company. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

      22. Choice of Law: Litigation

      THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; AND (2) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

      23. Headings

      The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      24. Counterparts

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

                                       EXECUTIVE:

                                       /s/ George Bellino
                                       -----------------------
                                       Name: George Bellino

                                       ALLIED FASHION, INC.

                                       By: /s/ Olivier L. Trouveroy
                                           --------------------------
                                           Name: Olivier L. Trouveroy
                                           Title: Executive Vice President

PERFORMANCE MEASURES:

Annual bonus will be based on achieving the following two objectives:

- 50% of the bonus will be based on achievement of threshold or higher levels of corporate financial performance, the measure of which will be EBITDA.

- 50% of the bonus will be based on achievement of financial goals specific to the executive's area of responsibility plus certain non-financial goals to be defined by the CEO and the Compensation Committee. In the case of the CEO, the non-financial goals will include objectives such as sales per square foot, store remodels and new store openings and other objectives to be mutually agreed upon.

TARGET BONUS LEVELS:

                                          TARGET BONUS AS A PERCENT OF BASE
                                        ______________________________________

                    G. Bellino                           35%

The Board will consider increasing the target percentages above over time based on performance.

FINANCIAL PERFORMANCE SCALE:

 PERFORMANCE              PERCENT FINANCIAL            FINANCIAL   PERCENT TARGET BONUS
    LEVEL                   GOAL ATTAINED                GOAL             EARNED
------------     -----------------------------------   ---------   --------------------
Outstanding                     120%                      TBD              200%

Target                          100%                      TBD              100%

Threshold        Greater of 80% or prior year actual      TBD               50%

Below Threshold  Lesser of 80% or prior year actual       TBD                0%

- Bonus payouts for achievement between these results will be calculated by linear interpolation.

-     For performance above 120% of plan, bonuses are capped at 200% of target.

-     Bonuses will be paid upon receipt of annual audited financial statements.

INDIVIDUAL FUNCTIONAL GOALS

For each of the executives, individual functional goals will be developed, both financial and non-financial. These goals must be objective and measurable, must relate to company goals, must deal with strategic issues within a department or division, and may be related to the accomplishment of milestones on a long-term project.

                                     - 13 -